Exhibit (11)

COLUMBIA FUNDS VARIABLE SERIES TRUST II

225 Franklin Street

Boston, Massachusetts 02110

December 22, 2015

Columbia Funds Variable Series Trust II

225 Franklin Street

Boston, Massachusetts 02110

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

I am the Vice President and Secretary of Columbia Funds Variable Series Trust II (the “Trust”). In connection with the registration statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed combination of

a)	Columbia Variable Portfolio – Large Cap Growth Fund, a series of the Trust, (a “Buying Fund”) with Columbia Variable Portfolio – Large Cap Growth Fund II and Columbia Variable Portfolio – Large Cap Growth Fund III, each, a series of Columbia Funds Variable Insurance Trust I, (an “Acquired Fund”), and the issuance of Class 1 and Class 2 shares of beneficial interest of the Buying Fund in connection therewith; and

b)	Columbia Variable Portfolio – Select International Equity Fund, a series of the Trust, (a “Buying Fund”) with Columbia Variable Portfolio – International Opportunities Fund, a series of Columbia Funds Variable Insurance Trust I, (an “Acquired Fund”), and the issuance of Class 2 shares of beneficial interest of the Buying Fund in connection therewith;

c)	Columbia Variable Portfolio – Loomis Sayles Growth Fund, a series of the Trust, (a “Buying Fund”) with Columbia Variable Portfolio – Loomis Sayles Growth Fund II, a series of Columbia Funds Variable Insurance Trust I, (an “Acquired Fund”), and the issuance of Class 1 and Class 2 shares of beneficial interest of the Buying Fund in connection therewith (collectively with all Buying Fund shares referenced in clauses (a) through (c) above, the “Shares”);

all in accordance with the terms of the Agreement and Plan of Reorganization by and among the Trust, on behalf of each Buying Fund, certain other registered investment companies, on behalf of certain series thereof, as applicable, and Columbia Management Investment Advisers, LLC, dated December 17, 2015 (the “Agreement and Plan of Reorganization”), I have examined the Trust’s Agreement and Declaration of Trust on file in the office of the Secretary of the Commonwealth of Massachusetts (the “Declaration of Trust”) and the Trust’s Bylaws, both as amended to date, and am familiar with the actions taken by the Trust’s trustees in connection with the issuance and sale of the Shares. I have also examined such other documents and records as I have deemed necessary for the purposes of this opinion.

I have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the trustees or directors of each Acquired Fund and the shareholders of each Acquired Fund will have taken all action required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.

Based upon the foregoing, I am of the opinion that:

1. The Trust is a duly organized and validly existing unincorporated association under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and, except as noted in the paragraph below, nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its trustees. The Declaration of Trust provides for indemnification out of the property of the Trust for all loss and expense of any shareholder of the Trust held personally liable solely by reason of his or her being or having been such a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

This opinion may be filed with the Registration Statement.

Sincerely,

/s/ Ryan C. Larrenaga
Ryan C. Larrenaga Vice President and Secretary Columbia Funds Variable Series Trust II